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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Washington Banking Company:


We consent to incorporation by reference in the registration statement (No. 333-57431) on Form S-8 of Washington Banking Company of our report dated February 8, 2001, relating to the consolidated statements of financial condition of Washington Banking Company and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in Washington Banking Company's Annual Report on Form 10-K for the year ended December 31, 2000.




KPMG LLP

Seattle, Washington
March 20, 2001